CUSIP No. 70932M107

EXHIBIT A

TRANSACTIONS EFFECTED DURING THE PAST SIXTY DAYS

All of the below transactions in the Common Stock were traded in the ordinary course over the New York Stock Exchange, and the purchaser was MFN Partners, LP.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
11/19/2021	Purchase	126,379	$63.77
11/22/2021	Purchase	125,321	$64.78	(1)

(1)	The price reported for the Common Stock is a weighted average price. 1,599 of these shares were purchased at $64.33 and 123,722 of these shares were purchased at $64.79.

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